Exhibit 99.1

Vail Banks, Inc.

News Release

For Immediate Release
August 31, 2006

Contacts:	Raymond E. Verlinde (Analysts)
Sr. EVP/Chief Administrative Officer
970-328-9710

Vail Banks Announces Shareholder Approval of Merger

Vail Banks, Inc. (the “Company”) (Nasdaq: VAIL) today reported that, at a special meeting of shareholders held today, its shareholders approved and adopted the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated May 31, 2006, by and among U.S. Bancorp (“USB”), a subsidiary of USB, and the Company. The closing of the Merger, which has been approved by all applicable regulatory authorities, is expected to occur on September 1, 2006. In connection with the closing, shares of the Company will be converted into the right to receive $17.00 per share in cash and the Company expects that the shares will no longer be traded on NASDAQ after the close of trading on August 31, 2006.

The Company, through its subsidiary WestStar Bank, has 23 banking offices in 19 communities in Colorado, including Aspen, Avon, Breckenridge, Cedaredge, Delta, Denver, Dillon, Edwards, Estes Park, Frisco, Fruita, Glenwood Springs, Granby, Grand Junction, Gypsum, Montrose, Norwood, Telluride and Vail.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the completion of the merger transaction with U.S. Bancorp. These statements are subject to risks and uncertainties, and actual results might differ materially from these statements. Such statements include, but are not limited to, statements about the benefits of the merger, including the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Vail Banks and are subject to significant risks and uncertainties outside of the parties’ control. All forward-looking statements speak only as of the date of this news release or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. Vail Banks is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Additional Information about the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction involving U.S. Bancorp and Vail Banks, Inc. In connection with the transaction, Vail Banks filed a proxy statement with the SEC on August 7, 2006 and mailed copies of this proxy statement to all shareholders of record. The proxy statement is available free of charge at the SEC’s Internet Web site, www.sec.gov and at Vail Banks’ web site, www.weststarbank.com, or by contacting Ray Verlinde, SEVP and chief administrative officer, at telephone number (970) 328-9700.